Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2015, and updated for Note 1 on February 26, 2016, with respect to the balance sheets of Laramie Energy, LLC (formerly Piceance Energy, LLC) as of December 31, 2014 and 2013, and the related statements of operations, members’ equity, and cash flows for each of the two years in the period ended December 31, 2014, appearing in the Annual Report on Form 10-K of Par Pacific Holdings, Inc., for the fiscal year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ EKS&H LLLP

EKS&H LLLP

Denver, Colorado

November 14, 2016